Exhibit 3.3

Rules of Procedure Executive Committee and

Management Board Koninklijke Ahold N.V.

Effective as of September 1, 2013

1	Responsibilities of the Executive Committee and of the Management Board

1.1	The Management Board (the “Management Board”) (Raad van Bestuur) is entrusted with the management of Koninklijke Ahold N.V. (the “Company”). Certain key officers have been appointed to manage the Company together with the Management Board. The members of the Management Board and these key officers together constitute the Executive Committee (the “Executive Committee”).

1.2	In discharging its duties, the Executive Committee (comprising the Management Board) shall be guided by the interests of the Company and its affiliated enterprise, taking into consideration the interests of the Company’s stakeholders.

1.3	Each member of the Executive Committee shall be accountable to the Executive Committee for the fulfillment of his/her duties. Each member of the Executive Committee must report to the CEO, unless otherwise decided by the CEO. The CEO shall on a regular basis update the Executive Committee on all matters he deems necessary to give a proper insight in the performance of the duties of its members.

1.4	The Executive Committee is responsible for developing the strategic plan for the Company, aligning and prioritizing (strategic) initiatives, managing profit and loss, allocating main resources and developing capabilities and leadership, as well as protecting and promoting the overall reputation of the Company, including:

(a)	the achievement of the Company’s objectives;

(b)	determining the strategy and associated risk profile, and the policies designed to achieve the objectives;

(c)	the general state of affairs in and the developments of the results of the Company;

(d)	taking stock of and managing the risks connected to the business activities;

(e)	ensuring that effective internal risk management and control systems are in place and reporting on this in the annual report;

(f)	maintaining and preparing the financial reporting process;

(g)	compliance with legislation and regulations;

(h)	compliance with and maintaining the corporate governance structure of the Company;

(i)	publishing the corporate governance structure of the Company and a compliance statement as referred to in the Dutch Corporate Governance Code (the “Code”) through the annual report as published on the Company’s website and otherwise;

(j)	preparing the annual report and the annual accounts and drawing up the annual budget and important capital investments of the Company;

(k)	rendering advice in connection with the nomination of the external auditor of the Company;

(l)	corporate responsibility aspects that are relevant to the Company.

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1.5	Notwithstanding the foregoing, the rights and obligations of the Management Board under Dutch law, the articles of association of the Company (the “Articles of Association”) and the Code, remain in full force and effect with respect to the Management Board exclusively in such capacity. The Management Board shall therefore remain accountable for the actions and decisions of the Executive Committee and have ultimate responsibility for the Company’s external reporting and reporting to the shareholders of the Company, including providing the general meeting of the Company (the “General Meeting”) with information. The members of the Management Board have been identified as the persons responsible within the Company for providing the statements referred to in section 5:25c subsection 2c and section 5:25d subsection 2c of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

2	CEO; Vice-Chairman; Composition

2.1	The supervisory board of the Company (the “Supervisory Board”) shall appoint the CEO. The CEO shall be chairman of the Management Board and the Executive Committee and shall ensure the proper functioning of the Executive Committee as a whole.

2.2	At the proposal of the CEO, the Supervisory Board may appoint one member of the Management Board to serve as Vice-Chairman of the Executive Committee.

2.3	The Management Board consists of at least three members. With due observance of the preceding sentence, the number of members of the Management Board shall be determined by the Supervisory Board. The number of other members of the Executive Committee shall be determined by the Supervisory Board, at the proposal of the CEO.

2.4	The members of the Management Board are appointed, suspended and dismissed in the manner as provided in the Articles of Association. The other members of the Executive Committee are appointed, suspended and dismissed by the Supervisory Board, at the proposal of the CEO. The members of the Management Board and of the Executive Committee can (also) be suspended by the Supervisory Board.

2.5	With the approval of the Supervisory Board, the Executive Committee shall divide its tasks among its members. The Supervisory Board shall appoint one of the members of the Executive Committee, who is also a member of the Management Board (and who may be referred to as the Chief Financial Officer, or CFO), to specifically overlook the Company’s financial affairs. Division of tasks among the members of the Executive Committee will from time to time be laid down in one or more documents.

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3	Steering Committees; delegation of authorities

The Executive Committee may, subject to approval by the Supervisory Board, form Steering Committees, consisting of Executive Committee members and – if applicable – other executives and subject matter experts. The Executive Committee may delegate certain authorities to individual members of the Executive Committee or to such Steering Committees. Delegation of authorities to Steering Committees and individual members of the Executive Committee will from time to time be laid down in one or more documents.

4	Meetings of the Executive Committee; adoption of resolutions by the Executive Committee; approval rights

4.1	Where possible, resolutions of the Executive Committee are adopted by unanimous vote. Where this is not possible, resolutions are adopted by majority vote comprising the majority of the members of the Management Board present or represented, such majority comprising the vote of the CEO. Resolutions can only be adopted in a meeting of the Executive Committee where at least one third of the members of the Management Board (with a minimum of two members, amongst whom the CEO) is present or represented. Each member of the Executive Committee shall have one vote. If more than two members of the Management Board are in office, the CEO (or in his absence the Vice-Chairman) shall have the casting vote in the event of a tie.

4.2	Upon a proposal by or on behalf of the CEO or the Vice-Chairman, resolutions of the Executive Committee can also be taken in writing if (a) such proposal has been sent to all members, (b) no one member has objected to resolving in writing and (c) a majority of the members of the Executive Committee comprising the majority of the members of the Management Board (including the CEO) – has voted in favour of the proposed resolution. In such case the (Deputy) Secretary of the Executive Committee will record in writing such resolution of the Executive Committee and have this document signed by two members of the Management Board.

4.3	In case of a conflict of interests as referred to in article 11 with respect to a member of the Executive Committee, the requirements set in articles 4.1 and 4.2 shall as far as possible remain applicable to the non-conflicted members. A conflicted member shall not be taken into account when calculating a quorum and/or a majority of votes. When the conflict relates to the CEO, the relevant resolution can be adopted without his vote. When all members of the Management Board are conflicted, the Supervisory Board will resolve on the relevant proposal.

4.4	In principle, the Executive Committee shall hold one meeting per four weeks and further whenever the CEO (or, in his absence, the Vice-Chairman) has requested a meeting. The meetings shall generally be held at the offices of the Company, but may also take place elsewhere. In addition, one or more members may participate by telephone, videoconference or other electronic forms of direct communication.

4.5	Meetings of the Executive Committee shall be chaired by the CEO or in his absence by the Vice-Chairman. None of these being present, the meetings will be chaired by one of the members of the Management Board designated by the CEO, or, in the absence of such designation, by one of the members of the Management Board in order of the date of appointment as member of the Management Board.

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4.6	If a member of the Executive Committee cannot attend a meeting, he can give a proxy to a member of the Management Board.

4.7	The minutes of an Executive Committee meeting or a Management Board meeting, as the case may be, shall be adopted in the next meeting of the Executive Committee or the Management Board, respectively. Adopted minutes shall be evidence of the proceedings. Extracts of minutes can be sent to the relevant committees, business units, departments, staff and third parties.

4.8	The Executive Committee shall appoint one or more (Deputy) Secretaries.

4.9	The Secretary of the Executive Committee keeps on record minutes of meetings of the Executive Committee for as long as determined by the Executive Committee from time to time while observing the minimum statutory period.

4.10	The minutes, in the wording in which they have been adopted, or extracts shall be certified by the (Deputy) Secretary to the Executive Committee.

4.11	Resolutions validly adopted by the Executive Committee in accordance with these Rules of Procedure shall be deemed resolutions adopted by the Management Board.

4.12	The Management Board retains the authority to, at all times and in all circumstances, adopt resolutions without the participation of the other members of the Executive Committee. In such case the other provisions of this article shall be correspondingly applicable to the Management Board.

4.13	The Executive Committee shall submit to the Supervisory Board for approval the resolutions referred to in Schedule 1, under1.

4.14	The Executive Committee shall submit to the Supervisory Board and the General Meeting for approval the resolutions listed in Schedule 1, under 2.

5	Remuneration

5.1	The remuneration of the members of the Management Board shall be determined within the scope of the remuneration policy adopted by the General Meeting. The amount of the remuneration of each individual member of the Executive Committee shall be determined by the Supervisory Board and, where it concerns members of the Executive Committee who are not also members of the Management Board, at the proposal of the CEO.

5.2	The Supervisory Board may recover from the members of the Executive Committee any variable remuneration awarded on the basis of incorrect financial or other data (claw-back clause).

6	Relationship Executive Committee – Supervisory Board

6.1	Members of the Executive Committee will attend Supervisory Board meetings when invited to do so by the chairman of the Supervisory Board, at the proposal of the CEO. Members of the Management Board will attend each Supervisory Board meeting.

6.2	The Executive Committee will provide the Supervisory Board with all the information which the Supervisory Board needs, including the information stated in the Rules of Procedure of the Supervisory Board. Additional information will be provided at the request of the Supervisory Board or its chairman on behalf of the Supervisory Board.

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6.3	The CEO, and if and when required the other Members of the Executive Committee, will have regular contacts with the Supervisory Board and/or its chairman.

7	Relationship Executive Committee – General Meeting

7.1	The members of the Management Board shall attend the General Meetings, unless they are prevented from attending on serious grounds.

7.2	The Executive Committee shall timely provide the General Meeting with any information it may require, unless important interests (zwaarwegende belangen) of the Company or any law, rules or regulations applicable to the Company prevent it from doing so. The Executive Committee shall specify the reasons for invoking such important interests.

7.3	The Executive Committee shall inform the shareholders by means of explanatory notes to the agenda of all facts and circumstances relevant to the matters included in the agenda.

8	Complaints; whistleblowing

8.1	The Executive Committee shall ensure that complaints of a general, operational and financial nature within the Company and, more specifically, in relation to the financial reporting, the internal risk management and control systems and the audit are received, recorded and dealt with.

8.2	The Executive Committee shall ensure that employees have the opportunity, without jeopardizing their legal position:

(a)	to report irregularities in respect of matters referred to in article 8.1 to the CEO and/or the Chief Corporate Governance Counsel; and

(b)	complaints about members of the Executive Committee to the chairman of the Supervisory Board.

9	Trading in securities by members of the Executive Committee

9.1	Should any member of the Executive Committee hold securities in the Company, this will be for the purpose of long-term investment; members of the Executive Committee will refrain from short-term transactions in securities in the Company.

9.2	With respect to securities in the Company, members of the Executive Committee are bound to the Koninklijke Ahold N.V. Policy on inside information and securities trading and must at all times comply with all Dutch and foreign statutory provisions and regulations, including applicable notification requirements, applicable to the ownership of and transactions related to securities in the Company.

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10	Absence or inability to act of members of the Executive Committee and/or the Management Board

10.1	In the event one or more members of the Management Board are prevented from acting, the remaining members or the only remaining member of the Management Board together with the other (remaining) members of the Executive Committee shall be temporarily in charge of the management of the Company. For the avoidance of doubt, in the event only one member of the Management Board is not prevented from acting, whether or not the CEO, valid resolutions can (in deviation from Article 4.1) be adopted if the remaining member of the Management Board is present at the meeting and has voted in favor of the proposal. In the event all members of the Management Board are prevented from acting, the Supervisory Board may temporarily charge one or more persons, whether or not members of the Executive Committee, with the management of the Company.

10.2	If one or more members of the Executive Committee (not being members of the Management Board) are prevented or unavailable, the other members of the Executive Committee shall be temporarily responsible for the conduct of the Company’s affairs.

11	Conflicts of interests

11.1	Each member of the Executive Committee shall immediately report any potential conflict of interests concerning a member of the Executive Committee to the chairman of the Supervisory Board and to the other members of the Executive Committee and shall provide all relevant information, including information concerning the persons with whom he/she has a family law relationship. In case a potential conflict of interest is reported in respect of any member of the Executive Committee, the Supervisory Board will determine whether a reported (potential) conflict of interest qualifies as a conflict of interest for which such member or members of the Executive Committee should not participate in the discussions and/or decision-taking process.

11.2	A member of the Executive Committee shall not participate in the discussions and/or decision-taking process on a subject or transaction in relation to which he/she has a conflict of interest (tegenstrijdig belang) with the Company within the meaning of article 2:129, paragraph 6 of the Dutch Civil Code (“Conflict of Interest”). Such transaction, if approved, must be concluded on terms at least customary in the sector concerned and be approved by the Supervisory Board.

12	Status and contents of the Rules of Procedure

12.1	These Rules of Procedure have been adopted by the Management Board pursuant article 16.11 of the Articles of Association, and have been approved by the Supervisory Board. On July 2, 2013 all members of the Executive Committee declared that:

(a)	they will comply with and be bound by the obligations contained in these Rules of Procedure;

(b)	they will cause newly appointed members of the Executive Committee to issue a declaration as referred to in subparagraph (a).

12.2

These Rules of Procedure are complementary to the rules and regulations (from time to time) applicable to the Management Board under Dutch law or the Articles of Association. Where these Rules of Procedure are inconsistent with Dutch law or the Articles of Association, the law or, as the case may be, the Articles of Association shall prevail.

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12.3	These Rules of Procedure can be supplemented and modified by the Management Board at any time, subject to the approval by the Supervisory Board, and will be effective as from September 1, 2013.

12.4	Save as otherwise provided in the Articles of Association or by law, the Management Board may in exceptional cases, as the circumstances may require, at its discretion decide to deviate from these Rules of Procedure. Any decision to deviate from these Rules of Procedure shall be reported immediately to the chairman of the Supervisory Board.

13	Governing law

These Rules of Procedure shall be governed by and construed in accordance with the law of the Netherlands.

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Rules of Procedure Executive Committee and Management Board Koninklijke Ahold N.V.

Schedule 1    Approval rights

1	The Executive Committee shall submit to the Supervisory Board for approval:

(a)	the operational and financial objectives of the Company, the main elements of which shall be mentioned in the annual report;

(b)	the strategy designed to achieve the objectives, the main elements of which shall be mentioned in the annual report;

(c)	the parameters to be applied in relation to the strategy, for example in respect of the financial ratios, the main elements of which shall be mentioned in the annual report;

(d)	corporate responsibility matters that are relevant to the Company, the main elements of which shall be mentioned in the annual report and/or the corporate responsibility report;

(e)	the annual budget;

(f)	any merger or joint venture;

(g)	any acquisition or disposal of shareholdings;

(h)	any transaction as a result of which the Company will enter into new national markets;

(i)	general capital investments exceeding EUR 25 million;

(j)	transactions to add new stores through acquisitions or construction exceeding EUR 25 million;

(k)	equity investments or disposals in franchises or leases exceeding EUR 25 million;

(l)	the initiation or settlement of any litigation or claim with a value exceeding EUR 25 million;

(m)	any programs, facility or contracts, (which include but are not limited to borrowing and investment facilities and bond debt programs), with a term of more than one year, which are not included in the annual budget and exceed a value of EUR 250 million;

(n)	the issuance of any shares or a right to obtain a share (including stock options and conditional shares for employees, not resulting from an approved general incentive program);

(o)	any payment of dividend other than the required dividend payment on the cumulative preferred financing shares, or the cumulative preferred shares.

2	The Executive Committee shall submit to the Supervisory Board and the General Meeting for approval resolutions regarding a significant change of the identity or character of the Company or the business, including in any event:

(a)	transfer of the business or virtually all of the business to a third party;

(b)	entry into or termination of long-term cooperation by the Company or a subsidiary (dochtermaatschappij) with another legal entity or partnership or as a general partner with full liability in a limited or general partnership if such cooperation or the termination thereof is of far-reaching significance for the Company;

(c)	acquisition or disposal by the Company or a subsidiary of a participation in the capital of another Company the value of which equals at least a third of the amount of the assets according to the consolidated balance sheet with explanatory notes attached to the Company’s annual accounts as most recently adopted.

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